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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.)

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                       United Dominion Realty Trust, Inc.
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                (Name of Registrant as Specified In Its Charter)


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          UNITED DOMINION REALTY TRUST ANNOUNCES ANNUAL MEETING IN MAY
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RICHMOND, Virginia (April 9, 2001)   United Dominion Realty Trust, Inc. (NYSE:
UDR) today announced that the Company's annual meeting will be held on Tuesday, May 8, 2001, at 4:00 p.m. at the Omni Hotel, 12th and Cary Streets, Richmond, Virginia. Shareholders will consider the election of directors and the approval of incentive plans. The proxy statement related to the annual meeting provides detail descriptions of the items to be considered and is being mailed to shareholders beginning April 4, 2001.

At the annual meeting, ten directors will be elected to serve one-year terms. Each of the ten individuals currently serving as a director of United Dominion has been nominated for reelection to the board. The nominees include Robert C. Larson, who was recently appointed Chairman of the Board of the Company, and Thomas W. Toomey, who joined United Dominion in February of this year and is serving as President and Chief Executive Officer of the Company.

Shareholders will also consider a new pay-for-performance incentive program designed to help attract and retain a talented management group and directly align their interests with all stockholders. Called the Out-Performance Program, it requires a personal investment by participants and provides them an incentive to achieve total returns on United Dominion's common stock greater than the cumulative total return of the Morgan Stanley REIT Index and at least equal to a required minimum rate of return of approximately 12% per annum.

Commenting on the program, Robert C. Larson, the Chairman of the Company, stated, "We believe the best way to align the interests of management and shareholders, and build shareholder value, is by having key employees commit their own money to the Company and benefit only if shareholders receive above average returns. We are enthusiastic about the prospects for the Company and are delighted that management is prepared to put personal money at risk in anticipation of generating substantial value for our shareholders."

Pursuant to the program, the Company's Board of Directors anticipates selling Out-Performance Partnership Shares ("OPPSs") to 15 to 20 members of the senior management of United Dominion who will invest an aggregate of approximately $1.3 million. The terms of the OPPSs that the Board of Directors intends to offer to participants in 2001 are outlined in the proxy statement for the annual meeting and are highlighted as follows:

 . The Company's performance will be measured over a twenty eight month period . The OPPS have no value to the participants unless returns exceed the greater of the peer group (measured by the Morgan Stanley REIT Index) or a 12% annual return
 .  Distributions are based on 4% of the Excess Return achieved by the Company
 .  The OPPS are capped at 2% of average Market Capitalization during the 28 month period
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Shareholders will also be asked to consider an amendment to the Company's long term incentive plan that maximizes the tax benefits to the Company and participants.

United Dominion is one of the country's largest multifamily real estate investment trusts owning and operating apartment communities nationwide. The Company currently owns all or an interest in approximately 78,000 apartment homes and is the developer for approximately 1,900 homes under construction. United Dominion's common stock is traded on the New York Stock Exchange under the symbol UDR. Additional information about United Dominion may be found on its web site at http://www.udrt.com.

In addition to historical information, this press release contains forward-looking statements. The statements are based on current expectations, estimates and projections about the industry and markets in which United Dominion operates, as well as management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which may cause the company's actual results, performance, achievements pursuant to its disposition programs and its other activities to be materially different from the results, plans or expectations expressed or implied by such statements. For more details, please refer to the company's SEC filings, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q.